Exhibit 99.1

TCFII NxEdge LLC

CONSOLIDATED FINANCIAL STATEMENTS

THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2021

REPORT OF INDEPENDENT AUDITORS

To the Management of TCFII NxEdge LLC

We have audited the accompanying consolidated financial statements of TCFII NxEdge LLC and its subsidiaries, which comprise the consolidated balance sheet as of September 30, 2021, and the related consolidated statements of operations, of changes in members’ equity and of cash flows for the nine-month period ended September 30, 2021.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCFII NxEdge LLC and its subsidiaries as of September 30, 2021, and the results of their operations and their cash flows for the nine-month period ended September 30, 2021 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 4, 2022

TCFII NXEDGE LLC
CONSOLIDATED STATEMENT OF OPERATIONS
Nine Month Period Ended September 30, 2021
(in thousands)

Net sales	$134,369
Cost of sales	76,105
Gross profit	58,264
Selling, general and administrative expenses	17,806
Operating income	40,458
Interest expense	(2,811)
Other income	3,050
Income before income taxes	40,697
Income tax expense	(3,330)
Net income	$37,367

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Month Period Ended September 30, 2021
(in thousands)

OPERATING ACTIVITIES
Net income	$37,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,251
Amortization	3,895
Amortization of loan costs	158
Deferred income taxes	(1,131)
Stock-based compensation	73
Change in assets and liabilities:
Accounts receivable, net	(14,120)
Inventories, net	(2,846)
Accounts payable	1,624
Prepaid expenses and other	(289)
Right of use assets	1,872
Accrued liabilities	(729)
Net cash provided by operating activities	32,125
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,991)
Proceeds from sale of property, plant and equipment	1,910
Net cash used in investing activities	(1,081)
FINANCING ACTIVITIES
Repayments on line of credit	(700)
Repayments of long-term debt	(29,172)
Net cash used in financing activities	(29,872)
Net increase in cash and cash equivalents	1,172
Cash and cash equivalents at beginning of period	4,673
Cash and cash equivalents at end of period	$5,845

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,628
Income taxes	$3,610
Non-cash investing and financing activities:
Non-cash acquisitions of property, plant, and equipment	$121

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
CONSOLIDATED BALANCE SHEET
As of September 30, 2021
(in thousands)

ASSETS
Current assets
Cash and cash equivalents	$5,845
Accounts receivable, net of allowance for doubtful accounts of $268	36,235
Inventories, net	17,878
Prepaid expenses and other current assets	2,738
Assets held for sale	5,066
Total current assets	67,762
Property, plant and equipment, net	52,396
Goodwill	59,257
Other intangible assets, net	64,997
Other assets	336
Operating right of use asset	20,323
Total assets	$265,071
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$6,893
Accounts payable	8,106
Accrued expenses	7,381
Total current liabilities	22,380
Long-term debt	52,886
Other liabilities	79
Deferred tax liability	7,051
Long-term lease liability	19,566
Total liabilities	101,962

Capital contributions and members’ equity	163,109
Total liabilities and members’ equity	$265,071

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
Nine Month Period Ended September 30, 2021
(in thousands)

Members’ Equity
Balance, December 31, 2020	$125,669
Net income	37,367
Stock-based compensation	73
Balance, September 30, 2021	$163,109

See notes to Consolidated Financial Statements.

TCFII NXEDGE LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Overview, Basis of Presentation, Significant Accounting Policies, and Recently Issued Authoritative Guidance

Overview

TCFII NxEdge LLC was incorporated in April 2016 under the laws of the state of Delaware to consolidate certain operating subsidiaries (collectively the “Company”). The Company provides a variety of products, services, and support to manufacturing operations primarily for the semiconductor and display industries. The Company’s operating locations are located in Boise, Idaho; Morgan Hill, California; San Carlos, California; and Santa Clara, California.

Basis of Presentation

The Consolidated Financial Statements reflect the accounts of the Company and include subsidiaries of TCFII NxEdge LLC. All intercompany accounts and transactions between the Company’s consolidated operations have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosures regarding contingent assets and liabilities at period end and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Summary of Significant Accounting Policies

Revenue Recognition - The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the Company satisfies a performance obligation.

The Company enters into contracts with its customers to provide manufactured products and machining, etching, coating and refurbishing services for existing products, which are generally short-term contracts allowing for the satisfaction of the respective performance obligation in less than one year. A contract exists when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

The Company’s contracts with customers typically include a single performance obligation to transfer the specific goods and services.

The pricing and payment terms for contracts are based on the Company’s standard terms and conditions or the result of specific negotiations with each customer. Contracts do not contain a significant financing component as the Company’s standard terms and conditions generally require payment between 60 to 90 days from the invoice date depending on the customer.

Revenue is recognized when control of manufactured products, including shipping and handling fees billed to customers where relevant, or services performed have transferred to customers. The Company’s customer arrangements for manufactured products have control transferring to customers at a point in time. For the manufactured products, this occurs as the products are shipped as that is generally when the legal title, physical possession, and the risks and rewards of manufactured products transfers to the customer. For the service contracts, this occurs as the service is completed on the customer products and the items are shipped back to the customer.

The timing of revenue recognition, billings, and cash collections results in trade receivables due from customers. Accounts receivable are recorded when the right to consideration becomes unconditional and are presented separately in the consolidated balance sheet.

Net sales include reductions in revenue for customer returns. These amounts are known and determined in real-time through the customer acceptance of the delivery process; any nonconforming product is identified and the issues are communicated to the Company such that they are able to coordinate the rework or discounts.

Amounts billed to customers related to shipping and handling costs are included in net sales in the consolidated statement of operations. The Company has elected to account for shipping and handling costs as fulfillment costs and are included in cost of sales in the consolidated statement of operations.

The Company disaggregates its revenue from contracts with customers by individual location within its vertically integrated structure. The Morgan Hill, Boise, and AceCo locations design and manufacture semiconductor manufacturing equipment such as lathe machining and horizontal machining, as well as provide coating and post coating cleaning. The Santa Clara and San Carlos locations perform anodizing, plating, and cleaning services. The Company believes it best demonstrates the respective scales of operations and its impact on revenue and cash flows. Revenue by location for the nine-month period ending September 30, 2021, was as follows:

(in thousands)
Morgan Hill	$53,305
Boise	31,930
AceCo	36,128
Santa Clara	7,641
San Carlos	5,237
Other	128
Net sales	$134,369

Sales Tax - Taxes collected from customers and remitted to governmental authorities are presented in the consolidated statement of operations on a net basis.

Cost of Sales - Costs of sales consist primarily of direct and indirect costs associated with the manufacturing and servicing of the Company’s products. Direct costs include material and labor, while indirect costs include, but are not limited to, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, depreciation of manufacturing assets, and other distribution costs.

Selling, General, and Administrative Expenses - Operating expenses consist primarily of compensation and related taxes and benefits for sales, finance, engineering, development, and general management and administrative personnel. In addition, amortization of intangible assets (See Note 4 - Goodwill and Intangibles) and lease expenses for the buildings used in operations are included (See Note 9 - Leases).

Cash and Cash Equivalents - The Company considers all highly liquid instruments with a maturity of 90 days or less when purchased to be cash equivalents. The Company’s cash and cash equivalents consist of demand deposits in large financial institutions. At times, balances may exceed federally insured limits.

Accounts Receivable - The Company extends credit to its customers based on their creditworthiness and past transaction history, typically requires no collateral, and does not charge interest. Accounts receivable are recorded at the original invoice amount less an estimate for doubtful accounts based on a regular review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by considering historical experience applied to an aging of accounts.

The Company also considered the measurement of credit losses on financial instruments, which modifies the measurement of expected credit losses of certain financial instruments, including trade receivables, contract assets, and lease receivables. It was determined that the impact of this accounting standard on the Company’s financial instruments was immaterial.

On September 30, 2021, the allowance for doubtful accounts was approximately $0.3 million. Trade receivables are written off when deemed uncollectible, and recoveries of trade receivables previously written off are recorded as income when received.

Inventories - Inventories are valued at the lower of standard cost (which approximates actual costs on a first-in, first-out basis) or net realizable value.

Research and Development Costs - Research and development costs are expensed as incurred and recorded in cost of sales and selling, general, and administrative expenses in the income statement.  Research and development costs totaled approximately $2.0 million for the nine-month period ended September 30, 2021.

Construction in Progress - Construction in progress is related to the development of property and equipment that has not yet been placed in service for its intended use and is, therefore, not depreciated. Construction in progress currently includes capitalized costs related to the Company’s production facilities and manufacturing equipment. These projects have anticipated in-service dates throughout 2021 and 2022. The total remaining cost to complete the open projects as of September 30, 2021, is estimated to be approximately $2.0 million.

Property, Plant and Equipment - Property, plant, and equipment are recorded at cost. Depreciation of property, plant, and equipment is calculated using the straight-line method over the following estimated useful lives of the asset: buildings and improvements, 10 to 20 years, machinery and equipment, 7 to 15 years; office equipment, fixtures, and software, 3 to 10 years.

Leasehold improvements are amortized using the straight-line method over the lesser of the related lease terms or the asset’s useful life.

Valuation of Long-Lived Assets - The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, property, plant, and equipment, goodwill, and other intangible assets. The carrying value of a long-lived asset is considered impaired only if undiscounted cash flows are less than book value.  Management does not believe there were any impaired long-lived assets as of September 30, 2021.

Goodwill and Other Intangible Assets - Goodwill represents the excess of the purchase price over the estimated fair value of the net assets of acquired businesses. Goodwill is not amortized but instead is subject to annual impairment testing conducted each year as of November 1. The goodwill asset impairment test involves comparing the fair value of a reporting unit to its carrying amount. The Company would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. Interim tests may be required if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The first step in identifying a reporting unit is to identify operating segments based on how information is organized for the Chief Operating Decision Maker (“CODM”) to assess company performance and make decisions about resource allocation. A reporting unit is an operating segment or a component, that is one level below an operating segment. After identifying the reporting units, the Company performs a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors such as macroeconomic conditions, industry and market considerations, overall financial performance, and any other relevant entity-specific events are considered. If after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount then a quantitative goodwill impairment test would be performed using a discounted cash flow or market value approach to estimate fair value.

Other intangible assets are recorded at cost or, when acquired as a part of a business combination, at estimated fair value. These assets include customer relationships, developed technology, and trade names. Intangible assets that have definite lives are amortized using a method that reflects the pattern in which the economic benefits of the assets are consumed or the straight-line method over estimated useful lives of 10 to 20 years. Interim tests may be required if an event occurs or circumstances change that would more likely than not reduce the fair value below the carrying value or change the useful life of the asset.

Loan Fees - Loan fees associated with the long-term debt are presented as an offset against the total debt balance. The fees are being amortized using the straight-line method over the life of the loan agreements and recorded to interest expense. Amortization of loan fees recorded for the nine-month period ended September 30, 2021, totaled approximately $0.2 million.

Income Taxes - The Company accounts for income taxes utilizing the asset and liability method, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between the Consolidated Financial Statements and tax basis of assets and liabilities.

Concentrations of Risk - Financial instruments which potentially subject the Company to the concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

One customer accounted for approximately 57% of accounts receivable on September 30, 2021, and 53% of consolidated revenues for the nine-month period then ended.

Fair Value Measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the Company’s own assumptions.

The fair value of intangible assets associated with acquisitions is determined using an income valuation approach. Projecting discounted future cash flows requires the Company to make significant estimates regarding projected revenues and profit margins, projected capital expenditures, changes in working capital, discount rates, attrition rates, royalty rates, obsolescence rates, and tax rates. This non-recurring fair value measurement would be classified as Level 3 due to the absence of quoted market prices or observable inputs for assets of a similar nature.

The Company reviews the carrying amounts of long-lived assets when certain events or changes in circumstances indicate that the carrying amounts may not be recoverable.  An impairment loss is recognized when the carrying amount of the asset group is not recoverable and exceeds its fair value.  The Company estimates the fair values of assets subject to long-lived asset impairment based on its own judgments about the assumptions that market participants would use in pricing the assets. In doing so, the Company uses a market approach when available or an income approach based upon discounted cash flows. The key assumptions used for the discounted cash flow approach include expected cash flows based on internal business plans, projected growth rates, discount rates, and royalty rates for certain intangible assets.  The Company classifies these fair value measurements as Level 3.

Recently Issued Accounting Guidance

The Company has adopted the changes of the new standard that simplified the accounting for income taxes in nine areas that were effective January 1, 2021.  The adoption of the new standard did not have a material impact on our consolidated financial statements.

Accounting Standards Not Yet Adopted

In March 2020, a standard was issued related to reference rate reform and provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting due to the cessation of the London Interbank Offered Rate (“LIBOR”). The amendments in this update are effective for the Company as of March 12, 2020, through December 31, 2022. Adoption of this guidance and its future impact will depend on the manner in which the Company and its lenders ultimately address the removal of LIBOR as it relates to the Loan Agreement described in Note 5.

2.	Income Taxes

Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end. The tax effects of temporary differences give rise to significant portions of deferred tax assets and deferred tax liabilities at September 30, 2021 as follows:

(in thousands)
Deferred Tax Assets
Accrued vacation	$404
Operating leases	5,612
Inventory	162
Other	408
Total Deferred Tax Assets	6,586

Deferred Tax Liabilities
Property and equipment	(1,858)
Goodwill and other intangibles	(6,167)
Operating leases	(5,612)
Total Deferred Tax Liabilities	(13,637)

Net Deferred Tax Liability	$(7,051)

The provision for income tax expense consists of the following for the period ended September 30, 2021:

(in thousands)
Current
Federal income tax expense	$3,531
State income tax expense	930
Total Current Income Tax Expense	4,461

Deferred
Federal income tax expense	(873)
State income tax expense	(258)
Total Deferred Income Tax Expense	(1,131)

Total Income Tax Expense	$3,330

The effective income tax rate from operations varied from the statutory federal income tax rate as follows:

Percent of Pretax Income
Period Ended September 30, 2021
Statutory federal income tax rate	21%
State and local taxes	1.3
Non-taxable entities	(14.1)
Research and employment tax credits	(0.1)
Effective income tax rate	8.1%

The effective tax rate for the period was primarily driven by the income of entities which are not subject to U.S. tax which resulted in a net $5.8 million benefit to the rate, partially offset by the impact of state tax resulting in a $0.5 million expense.

As of September 30, 2021, the Company did not realize any unrecognized tax benefits in income tax.  The Company also did not have any net operating loss carryforwards in any jurisdiction.

U.S. federal income tax returns and state income tax returns for tax years 2018 and forward remain open to examination, however currently the U.S. Internal Revenue Service (“IRS)” and respective state jurisdictions have not opened any active examinations.

3.	Inventories, net

Inventories consist of the following at September 30, 2021:

(in thousands)
Finished products	$1,845
Work in process	10,334
Raw materials and supplies	6,085
18,264
Less: inventory reserve	(386)
Total inventories, net	$17,878

4.	Goodwill and Other Intangible Assets, net

The following table outlines changes in the carrying amount of goodwill for the nine months ended September 30, 2021:

(in thousands)
Goodwill as of December 31, 2020	$59,257
Changes in goodwill	—
Goodwill as of September 30, 2021	$59,257

Identifiable intangible assets are as follows:

	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Amortized:
Customer relationships	$50,294	$(6,998)
Developed technology	30,963	(11,796)
Trade names	4,597	(2,063)
Total	$85,854	$(20,857)

Amortization expense for the nine month period ended September 30, 2021, was $3.9 million.

The estimated amortization expense for definite-lived (amortized) intangible assets for future periods is as follows:

(in thousands)
October 1, 2021 to December 31, 2021	$1,297
2022	$5,186
2023	$5,186
2024	$5,186
2025	$5,186
2026	$5,003

5.	Long-Term Debt

(in thousands)
Term loan	$61,132
Capital equipment financing	121
Total long- term debt	61,253
Less: unamortized issuance costs	(1,474)
Total long-term debt, net of unamortized issuance costs	59,779
Less: current maturities	(6,893)
Long-term debt, net	$52,886

On February 7, 2018, the Company entered into a credit agreement with a group of banks led by Cadence Bank, N.A. (“Lenders”) for a term loan in the amount of $50.0 million. On March 18, 2019, Lenders extended additional credit to the Company in the form of a real estate term loan in the amount of $5.6 million.  On September 30, 2019, the Company assumed additional $50.0 million of debt as part of the Stock Purchase Agreement.  In November 2020, the Company refinanced the existing indebtedness, resulting in a consolidated term loan in the aggregate original principal amount of $90.1 million. As part of the consolidation of outstanding principal, there were certain lenders that did not participate in the consolidation of the loan and as such the Company treated the event as a partial modification and partial extinguishment of debt. The term loan accrues interest at a variable rate plus a defined margin based on the senior leverage ratio, which was approximately 4.00% as of September 30, 2021, maturing in 2025.

Scheduled principal payments are as follows as of September 30, 2021:

(in thousands)
2021	$1,810
2022	6,754
2023	9,006
2024	11,257
2025	32,426
Total	$61,253

The Cadence Bank, N.A. long-term debt is subject to certain financial covenants. The Company was in compliance of all financial covenants as of September 30, 2021. As noted in Note 15 - Subsequent Events, all indebtedness of the Company was extinguished in connection with the purchase of the Company on December 17, 2021.

6.	Bank Line of Credit

On February 7, 2018, the Company entered into a revolving credit agreement with Cadence Bank, N.A. for total borrowing capacity of $25.0 million. As part of the debt consolidation described in Note 5, the revolving credit agreement was modified to a borrowing capacity of $15.0 million.  The agreement defines a variable interest rate plus a predetermined margin based on the senior leverage ratio. The Company did not have any outstanding advances under this revolving credit agreement as of September 30, 2021. Any advances are collateralized by substantially all of the Company’s assets. The borrowing arrangement is subject to certain financial covenants of which the Company is in compliance as of September 30, 2021.

7.	Postretirement Benefits

The Company’s 401K benefit plan allows employees to voluntarily defer a percentage of their salary into the plan up to specified limits as defined in the Internal Revenue Code. The Company maintains a discretionary match up to $500 of each employee’s contributions per fiscal quarter if the Company achieves its profitability goals. Company matching contributions for the benefit plan were approximately $0.6 million for the nine-month period ended September 30, 2021, and are recorded within cost of sales and selling, general and administrative expenses.

8.	Members’ Equity

The equity of the Company is composed of three classes: Class A, Class B, and Class C shares. Class A and B outstanding units total 525,000 each and entitle the members to distributions and allocations along with the right to vote on, consent to, or otherwise participate in any decision of the members. Class C outstanding units total 207,460 and provide the holder the right to distributions subject to certain liquidation preferences defined in the Class C award documents (See Note 13). Class A and B members are entitled to a liquidation preference for return of contributed capital and a preferred return. Following this preferred distribution, Class C members are entitled to distribution according to their percentage interests based on a calculation defined in the agreement. Class A, B, and C members share in any excess distributions in proportion to their percentage interests.

Members are not liable for the debts, liabilities or obligations of the Company beyond their respective capital contributions. Members are not required to contribute to the capital of, or to loan any funds to, the Company.

9.	Leases

The Company leases office and warehouse space for its various locations in California and Idaho and equipment under operating leases with terms ranging from 5 to 15 years, expiring through 2032.

The Company maintains two leases with entities that are owned and managed by a stockholder, officer, and employee of the Company.

For purposes of financial reporting, the total lease expense over the life of the lease term, without consideration of inflation adjustments, is recognized on a straight-line method over the period of benefit of use.

The Company regularly enters into operating leases primarily for real estate and equipment.  Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company have elected an accounting policy to combine lease and non-lease components.

The Company’s real estate leases have remaining terms up to 11 years, some of which contain options to renew up to 5 years. Some leases contain non-lease components, which may include items such as building common area maintenance, building parking, or general service and maintenance provided for leased assets by the lessor.

Right of use assets and liabilities related to operating leases as of September 30, 2021, were as follows:

Right-of-use-assets	Operating right of use asset	$20,323

Current liability	Accrued expenses	2,350
Long-term liability	Long-term lease liability	$19,566
Total liability		$21,916

Substantially all of  the Company’s operating lease assets and liabilities arose from real estate as of September 30, 2021.

The Company did not enter into any new leases or renew any existing leases in the nine months ended September 30, 2021.

Most of the Company’s leases do not provide an implicit rate for calculating the right of use assets and corresponding lease liabilities. Accordingly, the Company determined the interest rate that would have to be paid to borrow on a collateralized basis over a similar term and amount equal to the lease payments in similar economic environments.

The Company’s lease costs and cash flows for the nine-month period ended September 30, 2021, were as follows:

Lease costs:
Operating lease costs	$2,862

Cash flows:
Operating cash flows from operating leases	$2,675

The Company’s weighted average remaining lease term and discount rates at September 30, 2021, were 9 years and 5.9%, respectively. The Company had insignificant costs related to short-term or variable lease payments for the nine-month period ended September 30, 2021.

Maturity analysis of undiscounted operating lease liabilities as of September 30, 2021, is shown in the table below:

Period Ending December 31,	Operating Lease Payments
Fourth-quarter 2021	$906
2022	3,525
2023	3,043
2024	2,922
2025	2,649
Thereafter	15,749
Total lease payments	28,794
Less: interest	6,878
Present value of lease liabilities	$21,916

The operating lease payments listed in the table above include all current leases. The payments also include all renewal periods that the Company is reasonably certain to be exercised.

The Company rarely enter into finance leases. Since finance lease amounts and finance lease-related costs are not significant to our consolidated financial position or results of operations, additional disclosures regarding finance leases are not presented.

10.	Fair Value Measurements

The Company’s cash equivalents include demand deposits with a maturity of 90 days or less than approximate fair value. The carrying value of our debt approximates fair value and is considered Level 2 as interest rates are based on variable rates tied to observable inputs (LIBOR or the prime rate).

11.	Commitments and Contingencies

On September 29, 2021, plaintiff Felis Perez filed a class action and Private Attorney General Act (“PAGA”) lawsuit against NxEdge MH, LLC. (the “Lawsuit”).  No formal discovery has been conducted and a trial date has not been set.  The Lawsuit alleges individual and putative claims against the Company under California state wage and hour laws.  Specifically, the Lawsuit asserts claims for (1) failure to provide meal and rest periods; (2) failure to pay all wages earned for all hours worked at the correct rates of pay; (3) wage statement penalties; (4) waiting time penalties; and (5) unfair competition.

Plaintiff’s proposed class consists of “all hourly, non-exempt workers, including metal detail workers and package handlers, individuals performing work comparable to the aforementioned, and individuals in similar positions at any time during the period beginning four years prior to the filing of this action and ending on the date that final judgment is entered in this action.”  The Lawsuit seeks damages for a collection of alleged California Labor Code violations. The Lawsuit also seeks recovery for civil penalties pursuant to PAGA.  The PAGA claims rely on the same violations of the Labor Code for the civil penalties.  This case is in its very early stages and at this time, management is unable to provide an evaluation of the likelihood of an unfavorable outcome or an estimate as to the range of potential loss, if any.  Accordingly, no accrual is reflected in the accompanying Consolidated Balance Sheet at September 30, 2021.

12.	Property, Plant, and Equipment

Property, plant, and equipment consist of the following at September 30, 2021:
(in thousands)
Land	$1,279
Buildings	18,005
Machinery and equipment	55,153
Leasehold improvements	2,417
Furniture and fixtures	102
Construction in process	4,417
81,373
Less accumulated depreciation	(28,977)
Total	$52,396

Depreciation expense totaled approximately $6.3 million for the nine-month period ended September 30, 2021.

13.	Management Incentive Plan

Effective February 2, 2020, the Company adopted a management incentive program plan to provide eligible employees and other parties related to the Company the opportunity to receive grants of nonvoting Class C Units as defined the Company’s amended and restated LLC agreement. The grantees would be entitled to Class C liquidating distributions to the extent the distributions exceed a specific threshold upon certain triggering events as defined in the award documents. The awards, which are intended to be classified as profits interests, vest either at a change of control or on a schedule pre-agreed with each grantee. Management has determined the fair value of these awards at the date of grant is insignificant to the Consolidated Financial Statements. These awards grant the Company certain repurchase rights upon death, disability, or termination of employment.

14.	Related Party Transactions

The Company leases two buildings that are owned and managed by a stockholder, officer, and employee of the Company. In the nine months ended September 30, 2021, the Company recorded approximately $1.5 million in rent expense related to these leases. For a further discussion of leases, see Note 9 - Leases.

The Company pays its equity sponsor an annual management fee of approximately $0.5 million and distributions related to its tax liability for certain entities included in the Consolidated Financial Statements.

In September 2021, the Company committed to a plan to sell land and a building and had identified a buyer who is a stockholder, officer, and employee of the Company.  The net book value of the building and associated land as of September 30, 2021, was approximately $5.0 million.

The sale of the land was on November 4, 2021, and has been classified as held for sale and recorded within other current assets on the balance sheet.

15.	Subsequent Event

On November 4, 2021, EnPro Holdings, Inc. (“EnPro Holdings”), a direct subsidiary of EnPro Industries, Inc., entered into a Purchase and Sale Agreement (“Purchase Transaction”) dated as of November 4, 2021 with TCFII NxEdge LLC (the “Seller”) and TCFII NxEdge LLC providing for the sale by the Seller to EnPro Holdings of all issued and outstanding membership interests of the Company for $850.0 million in cash, subject to standard working capital and other adjustments.  The purchase of the Company on the above agreed terms by EnPro Holdings was completed on December 17, 2021 and in connection the term loan described in Note 5 - Long-Term Debt was extinguished.  The purchase has resulted in a new basis of accounting for the Company as the Company has been consolidated with EnPro Industries, Inc. effective on the acquisition date.

The Company evaluated for disclosure any subsequent events through March 4, 2022, the date the consolidated financial statements were issued and determined there were no material subsequent events in addition to the ones disclosed above.